SOUTH BEND
                              MMDS LEASE AGREEMENT


         THIS AGREEMENT OF LICENSE made and entered into this 22 day of December, 1992 by and between OI Capital Corporation a corporation organized and existing under the laws of the State of Indiana, with its principal office at 421 South Second Street, Elkhart, IN 46516, herein called LICENSOR, AND National Micro Vision Systems, Inc., a Nevada Corporation herein called LICENSEE:

         WITNESSETH:

         That, for and in consideration of the mutual promises of LICENSOR and LICENSEE, herein contained, and the respective performances thereof, the LICENSOR grants to the LICENSEE a nonexclusive License to use its 700 foot tower, transmitter building (Premises) at the base of said tower or in close proximity, together with such other portion of its property located in the South One-Third (1/3) of the West Half (1/2) of the Northwest Quarter (1/4) of Section 33, Township 37 North, Range 3 East, containing approximately 8.209 acres in St. Joseph County, Indiana, as is herein specified, but for no other purposes, subject to the following terms and conditions:

         1. This License is granted to enable the LICENSEE to rent space and install equipment for the purpose operating MMDS wireless cable system E Group For South Bend, Ind. at its own risk and expense. The use of the property granted by this License is for the installation, operation, and maintenance of said equipment, including base station, antenna pole or mast, wiring, and accessories used therewith at places designated by LICENSOR.

         2. The term of the License shall be for a period of five years commencing on the 1st day of January, 1993, and ending on the 31st day of December, 1998; provided, however, that either the LICENSOR or the LICENSEE may cancel this agreement by One Hundred Twenty (120) days written notice ot the other party. After the term of this agreement expires, this contract shall continue for successive additional periods of one (1) month, provided that either LICENSOR or LICENSEE may terminate this agreement at any time with or without cause upon written notice other the other party sent by certified or registered mail. LICENSEE shall have the option to renew this License upon completion of the term of said License, except that the rental factor shall be renegotiated between both parties for the renewal period.

         3. LICENSOR agrees that this License Agreement becomes binding only upon issuance, by the Federal Communications Commission, of the LICENSEE'S Operating License or Permit.

         4. The LICENSEE may install an antenna for the heretofore related equipment, at the 675 foot level on said tower. A base station for such system may be installed in the transmitter building. Associated transmission line may be installed between the base station in the transmitter building and the antenna on the tower. The location and quality of the installation, removal maintenance and operation of all such equipment shall be subject to the absolute control and approval of the LICENSOR or it's agents. All costs and expenses of each installation, removal, relocation, operation and maintenance shall be paid by the LICENSEE, except the power supply as hereinafter mentioned. No equipment shall be installed by the LICENSEE until it is determined to the satisfaction of the LICENSOR or it's agent that said equipment will not interfere in any way with the normal operation of existing communications and broadcast equipment at the site. If, at any time, LICENSEE'S equipment shall interfere in any way with the normal operation of existing communications and broadcast equipment at the site, any cost connected with the adjustment of LICENSEE'S or any other occupant's transmitting equipment, made necessary by the LICENSEE'S installation, shall be borne solely by the LICENSEE. LICENSEE further agrees that at any time during the term of this License, should the Licensor or it's agents determine that it is in the best interest of the tower site or the other occupants of the tower for the LICENSEE to relocate it's antenna or place it's transmitting equipment on an antenna jointly used by other occupants of the tower, the LICENSEE shall do so at it's expense, provided that this can be done without any undue harm to the LICENSEE'S signal. LICENSOR shall make no unreasonable request of LICENSEE, and any request shall be supported by adequate technical information.

         5. The LICENSEE shall pay to the LICENSOR the sum of Two Thousand & 00/100 Dollars ($2000.00) per month for each such MMDS wireless cable system installed and operated under this License. Said payments for each system shall begin on the day of commencement of installation of equipment for that system or 90 days from the date of this License which ever occurs first, and end on the day of the removal of the last of such equipment for that system. Said monthly payments shall be paid in advance and on the first day of each monthly period while the equipment for such system is on the property of the LICENSOR. Power required for each such MMDS wireless cable system shall be paid for, but not guaranteed, by the LICENSOR as a part of said rental consideration. LICENSEE agrees to the LICENSOR increasing the monthly rental rate, not to exceed fifteen percent (15%), at the end of the third (3rd) year of the LICENSE AGREEMENT.

         6. The LICENSEE shall pay to and deposit with the LICENSOR the sum of Two Thousand & 00/100 Dollars ($2000.00) prior to the commencement of the term of this License Agreement, which said amount shall be held by LICENSOR as security for the full and timely performance by the LICENSEE of all the terms and conditions hereof. The rights of the LICENSOR against the LICENSEE for a breach of this agreement shall in no way be limited or restricted to the amount of the security deposit and the LICENSOR shall have the right to pursue any available remedy to protect its interest herein. The deposit shall be returned to the LICENSEE at the final termination of this agreement, provided that all the terms and conditions herein have been fully performed.

         7. In the event the an additional MMDS System or group is installed by the LICENSEE upon the premises, then the additional sum of One Thousand Five Hundred & 00/100 Dollars ($1500.00) per month shall be paid by the LICENSEE to the LICENSOR. The LICENSOR agrees that the LICENSEE may further license others to use it's equipment located upon the premises, but any such sublicenses shall be subject to the increased payment provisions of this License Agreement. The LICENSEE hereby agrees to indemnify and save harmless the LICENSOR from and against any and all claims, demands, damages, and liabilities of every kind and nature resulting from such sublicense agreements, except liability caused solely by the negligence of the LICENSOR.

         8. Rights of ingress and egress over the property of the LICENSOR are hereby granted to the LICENSEE for the purpose of conducting the business for which this License is granted; provided, however, that such rights and the exercise thereof are subject to the absolute control and approval of the LICENSOR.

         9. At the termination of this License, by the expiration of timer, cancellation, or otherwise, the LICENSEE shall promptly remove all property placed on the premises under this License and restore the LICENSOR'S property to the condition it was in at the date of the execution of this Agreement, reasonable wear and tear excepted. All such repairs to all of the LICENSOR'S property used under this License shall be made by the LICENSEE at the times and in the manner determined and directed by the LICENSOR.

         10. The LICENSEE hereby covenants with the LICENSOR to indemnify and save harmless the LICENSOR against and from any and all liability of every kind and nature whatsoever resulting form the existence of this License and all operations and activities thereunder. To provide the LICENSOR with the indemnity herein set forth, the LICENSEE agrees to maintain a policy of insurance issued by a company authorized to do business in Indiana in an amount not less than $500,000.00 for bodily injury, including death, to any one person, and $1,000,000.00 for all bodily injuries, including death, sustained by more than one person in any one occurrence and $300,000.00 for property damage in any one occurrence. The LICENSEE shall furnish the LICENSOR with a certificate of insurance issued by said company evidencing the existence of such insurance annually.

         11. To secure the payment of the License Agreement monthly fee and other liabilities of the LICENSEE hereunder, LICENSEE hereby grants to LICENSOR, which shall continue upon default by LICENSEE, as defined in this License Agreement, a security interest in all of LICENSEE'S personal property;
(including without limitation LICENSEE'S transmission equipment, feedline, antenna, dishes, etc.; whether now or hereinafter acquired) which is now or hereinafter located at the premises and in the proceeds thereof, including tort claims and insurance (all hereinafter collectively referred to as "collateral"). LICENSEE shall not permit the removal of any collateral from the premises, except with the permission of the LICENSOR. Upon the occurrence of default of this License Agreement, LICENSOR shall have the remedies of a secured party available under Indiana law. Theses remedies shall include, without limitation, the right to take possession of the secured collateral and for that purpose LICENSOR may enter the premises and remove it and LICENSEE shall hold LICENSOR harmless from any and all liability sustained thereby, except through wonton or willful misbehavior. LICENSOR may require that LICENSEE make the collateral available to LICENSOR at a place to be designated convenient to both parties. LICENSOR shall give LICENSEE at least 10 days prior to notice of the time and place of any public sale thereof or of the time at which any private sale or any other intended disposition thereof is to be made Expenses of retaking, holding, preparing for sale, selling and the like shall include LICENSOR'S reasonable attorney's fees and legal expenses.

         12. This Agreement is subject to all Federal, State, and Municipal laws and rules, regulations, and order of governmental agencies, including, but not limited to, the rules, regulations, and order of the Federal Communications Commission.

         13. Neither this Agreement nor any right or privileges thereunder may be assigned or transferred by operation of law or otherwise without the written consent of the LICENSOR.

         14. Failure or delay on the part of the LICENSOR or the LICENSEE to exercise any right, power or privilege hereunder shall not operate as a waiver thereof.

         15. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be sent by United Stated Certified or registered mail, postage prepaid, addressed to the LICENSEE at 17138 Von Karman, Irvine, California 92714 and addressed to the LICENSOR at 421 South Second Street, Elkhart, IN 46516, or to such other firm or to such other place as LICENSOR or it's agents may from time to time designate in writing.

         16. This contract constitutes the entire agreement of the parties hereto and shall supersede all other prior offers, negotiations and agreements.

         17. Licensee at it's discretion, may install an electrical generator for the operation of it's equipment. The location and installation procedure shall require prior written approval of license.



         Executed at Elkhart, Indiana, the day and year first above written.

                                            OI       CAPITAL CORPORATION


                                            By: _________________________
                                                   LICENSOR

                                            NATIONAL MICRO VISION SYSTEMS, INC.


                                            By: __________________________
                                                   LICENSEE